Exhibit 6.1

AGREEMENT AND PLAN OF ACQUISITION

among

BioQuest, Corp. (“BQST”)

and

BotMakers , Inc. (“BOTI”)

and

BOTI Shareholders

dated as of

August 23, 2024

ACQUISITION AGREEMENT

This Acquisition Agreement (the “Agreement”) effective August 23, 2024, which is the closing date (the “Closing Date”), is by and amongst BioQuest Corp., a Nevada Corporation (“BQST” or “Acquirer”), having its principal offices at 4570 Campus Drive, suite 23 Newport Beach, CA 92660, BotMakers, Inc., a Texas Corporation (“BOTI”) having its principal offices at 6725 South Fry Rd. #321 Katy, Texas, 77494, and the majority BOTI Shareholders of BOTI, having an address of 6725 South Fry Katy, Texas 77494 (“BOTI Shareholders”).

RECITALS:

A.	BQST desires to acquire 100% of the issued and outstanding shares and capital interests or shareholdings of BOTI and 100% of the BOTI Shareholders of BOTI desire to exchange all of their shares of BOTI for shares of BQST authorized but unissued common stock as hereinafter provided.

B.	It is the intention of the parties hereto that:

a.	BQST shall acquire all of the issued and outstanding shares of BOTI in exchange for 20,000,000 restricted unissued common stock and 85,000 Series A Preferred Stock A, of BQST convertible into 85,000,000, unissued shares of common stock, par value $.001 (“Common Stock”), set forth below (the “Exchange”); and
b.	The Exchange shall qualify as a transaction in securities exempt or excluded from registration or qualification under the Securities Act of 1933, as amended (the Securities Act”), and under the applicable securities laws of each state or jurisdiction where all of the BOTI Shareholders of BOTI (the “BOTI Shareholders”) reside, with BOTI becoming a wholly owned subsidiary of BQST.

C.	BOTMAKERS AI, INC., agrees to pay BQST, $175,000 which is to be supplied by BOTMAKERS , INC., as follows:

a.	$35,000 has been received on April 1, 2024.
b.	$140,000 post Reg A filing and acceptance.

D.	The board of directors of BQST deems it to be in the best interest of BQST and its Shareholders to acquire all of the issued and outstanding interests of BOTI.

E.	The directors and majority of BOTI Shareholders of BOTI deem it to be in the best interest of the BOTI Shareholders to exchange all of the capital interests of BOTI for 20,000,000 shares of BQST common stock and 85,000 Series A Preferred Stock that are convertible into 85,000,000 shares of common stock (New BQST Shares), as hereinafter provided.

F.	Anti-Dilution rights. The shareholders attached on Exhibit A will have anti-dilution rights of 10.0%. The shareholders attached on Exhibit A (“Exhibit A Shareholders”) shall own shares of stock in BQST and will at all times represent at least 10.0% ownership position of BQST’s total outstanding shares on a pro rata basis, as per Exhibit A share holdings as of the date of this Agreement, and the aggregate number of shares of Stock that the Exhibit A Shareholders owns shall be adjusted proportionately by the Board of Directors of BQST for any increase in the number of outstanding shares of Stock resulting from the issuance of any additional equity securities by BQST, for any reason. Exhibit A shareholders share percentages shall be reduced by any amount of shares that Exhibit A shareholders sell. Recital F Anti-Dilution rights, only applies for share issuances that are below $1.00 a share and Recital F expires 18 months after signing this Agreement. Section F does not apply for any debt conversion on outstanding debt that was outstanding as of the date of this Agreement.

G.	No Reverse Split of the Common Stock for 18 Months, after signing this Agreement, except for uplisting to NASDAQ, with a maximum allowed reverse split of 5 to 1. This Agreement is subject to and conditional upon the condition that BQST refrain from effecting a reverse stock split of its common stock, to remain in full force and effect for eighteen months (18) months from the closing date of this Agreement, unless 51% of the shares held by the Exhibit A Shareholders, that were held as of this Agreement have already been sold or liquidated, then the Recital G No Reverse Split Clause is revoked. Solely, upon a majority approval of the Exhibit A Shareholders, BQST may perform a reverse stock split of all its outstanding stock equally (i.e. both the common stock and Series A Preferred Stock being reversed equally) during that 18 month period.

H.	BOTI agrees to complete two years of audits prepared by a Public Company Accounting Oversight Board approved audit firm, for filing a registration statement with the Securities and Exchange Commission (“SEC”), within ninety (90) days of the Closing Date associated with this Agreement and to become a fully registered SEC compliant company subject to Section 13 and or 15 of the Securities Act of 1933, through the filing of a Registration Statement on either a Form 10, Form S-1, or through the filing of a Tier 2 Regulation A Offering; wherein, BOTI files a Form 8A Registration Statement within the proper time frame to become a fully reporting SEC company.

I.	BOTI further agrees that it will also file a 15c2-11 application to FINRA through a Broker Dealer within the later of: ninety (90) days of the Closing Date associated with this this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1. EXCHANGE OF SHARES

1.1.	Exchange of Shares. BQST and the BOTI Shareholders hereby agree that the BOTI Shareholders shall, on the Closing Date (as hereinafter defined), exchange all of the issued and outstanding shares of BOTI for 105,000,000 shares of BQST (the “ New BQST Shares”) to be issued as follows:

1.1.1.	BQST agrees to issue 20,000,000 restricted common shares (twenty million restricted common shares) to the BOTI Shareholders of BOTI. Upon the close.

1.1.2.	BQST further agrees to issue 85,000 Series A convertible preferred shares that are convertible into 85,000,000 restricted common shares (each Series A convertible preferred share will have no voting rights, will convert into one thousand (1,000) shares of common stock and will contain a 4.99% equity conversion blocker) of BQST, upon the close.

1.2.	The New BQST Shares will be restricted against resale pursuant to the provisions of Federal and state securities laws. The BOTI shares to be tendered (1,000 shares) (“BOTI Shares”) will represent all of the issued and outstanding capital interests of BOTI, each BOTI Shareholder will receive in the Exchange are set forth in Exhibit B hereto, which will constitute approximately 90% of the then-outstanding ownership of the combined entity. This agreement will go forward so long as 90% of the BOTI Shares are tendered for exchange. Any remaining BOTI Shareholders who choose not to exchange their shares will remain as minority BOTI Shareholders in the subsidiary.

1.3.	Delivery of Shares. On the Closing Date, the BOTI Shareholders wishing to exchange BOTI Shares for BQST Shares (the “Exchanging BOTI Shareholders”) will deliver to BQST the certificates or electronic version representing the BOTI Shares, duly endorsed (or with executed stock powers) so as to make BQST the sole owner thereof. Upon delivery of the BOTI Shares, BQST will deliver certificates representing the BQST Shares to the exchanging BOTI Shareholders, making the exchanging BOTI Shareholders the majority BOTI Shareholders of BQST.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF BOTI AND THE BOTI Shareholder(s)

BOTI hereby represents and warrants as follows:

2.1	Organization and Good Standing. BOTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. BOTI has the corporate power and authority to carry on its business as presently conducted. BOTI is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

2.2	Anti-Dilution. In the event that any change in the outstanding Shares of common stock of BQST (including an exchange of common stock for stock or other securities of another corporation) occurs by reason of a common stock dividend or split, recapitalization, merger, consolidation, combination, exchange of Shares or other similar corporate changes, other than for consideration received by BQST, the Exhibit A Shareholders will have their shares adjusted to maintain the value and percentage of BQST held at the time of this Agreement as per Recitals F and G above.

2.3	Corporate Authority. BOTI has the power to operate as a corporation and to perform any corporate obligations hereunder. The execution and delivery of this Agreement by each of the exchanging BOTI Shareholders, and the consummation of the transaction contemplated hereby, are not in violation of any corporate restrictions governing shareholder transactions. The execution and performance of this Agreement, ultimately effecting a change in control of the company, will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which BOTI is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to BOTI or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the Articles of Incorporation or the Bylaws of BOTI.

2.4	Ownership of Shares. The BOTI Shareholders described are the owners of record and beneficially of all of the issued and outstanding shares of BOTI. Except as set forth on Schedule 2.3, each Majority Shareholder represents and warrants that he, she, or it owns such shares free and clear of all rights, claims, liens and encumbrances, and the shares have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

2.5	Receipt of Corporate Information; Independent Investigation; Access.

2.5.1	All requested publicly available documents, records and books pertaining to BQST and the BQST Shares will be delivered to each BOTI Shareholder or that shareholder’s advisors, and any of the other BOTI Shareholders as requested. All of the BOTI Shareholders’ questions and requests for information will be answered to the BOTI Shareholders’ satisfaction.

2.5.2	Each BOTI Shareholder acknowledges that they, in making the decision to exchange the BOTI shares for BQST Shares, will rely upon independent investigations made by them or their representatives, if any, and they will have, prior to the Closing Date, been given access to and the opportunity to examine all material contracts and documents relating to this offering and an opportunity to ask questions of, and to receive information from, BQST or any person acting on its behalf concerning the terms and conditions of this Agreement.

2.5.3	Each BOTI shareholder and its advisors, if any, will have been furnished with access to all publicly available materials relating to the business, finances and operation of BQST and materials relating to the offer and sale of the BQST Shares which have been requested.

2.5.4	Each shareholder and its advisors, if any, will have received complete and satisfactory answers to any such inquiries.

2.6	Risks. Each shareholder executing this agreement acknowledges and understands that the exchange for the BQST Shares involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity in this investment in that (i) the Shareholder may not be able to liquidate the investment in the event of an emergency; (ii) transferability is extremely limited; and (iii) in the event of a disposition, the Shareholder could sustain a complete loss of its entire investment. The Shareholder is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of an investment in BQST; has evaluated such merits and risks, including risks particular to the Shareholder’s situation; and the Shareholder has determined that this investment is suitable for the Shareholder. The Shareholder has adequate financial resources and can bear a complete loss of the Shareholder’s investment.

2.7	Investment Intent. Each BOTI Shareholder hereby represents that the BQST Shares are being acquired for the Shareholder’s own account with no intention of distributing such securities to others. The Shareholder has no contract, undertaking, agreement or arrangement with any person to sell, transfer or otherwise distribute to any person or to have any person sell, transfer or otherwise distribute the Shares for the Shareholder. The Shareholder is presently not engaged, nor does the Shareholder plan to engage within the presently foreseeable future, in any discussion with any person regarding such a sale, transfer or other distribution of the Shares or any interest therein.

2.8	Compliance with Federal and State Securities Laws. The BOTI Shareholders understand that the BQST Shares have not been registered under the Securities Act. The BOTI Shareholders understand that the BQST Shares must be held indefinitely unless the sale or other transfer thereof is subsequently registered under the Securities Act or an exemption from such registration is available. Moreover, the BOTI Shareholders understand that their right to transfer the BQST Shares will be subject to certain restrictions, which include restrictions against transfer under the Securities Act and applicable state securities laws. In addition to such restrictions, the BOTI Shareholders realize that they may not be able to sell or dispose of the BQST Shares as there may be no public or other market for them. The BOTI Shareholders understand that certificates evidencing the Shares shall bear a legend substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE LAW. THEY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE LAW OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION.

2.9	Approvals. No approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery of this Agreement by BOTI and the BOTI Shareholders for the consummation of the transactions described herein, other than as set forth on Schedule 2.3.

2.10	Financial Statements, Books and Records. Attached as Exhibit 2.10 are the financial statements (balance sheet, income statement, notes) of BOTI as of April 30, 2024 and the period from inception through April 30, 2024 (unaudited) , (the “Financial Statements”). The books of account and other financial records of BOTI are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

2.10.1	The Directors and Majority BOTI Shareholders acknowledge that a minimum of two (2) years of audited financial for the years ended December 31, 2023 and 2022 information will be required to be filed with the Securities and Exchange commission within 90 days of the Closing date of this Agreement

2.11	No Material Adverse Changes. Since April 30, 2024, there has not been:

2.11.1	any material adverse change in the financial position of BOTI except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of BOTI;

2.11.2	any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of BOTI. whether or not covered by insurance;

2.11.3	any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of BOTI capital interests;

2.11.4	any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by BOTI of any properties or assets, including issued or pending patents; or

2.11.5	adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

2.12	Taxes. BOTI has filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has paid or made adequate provisions for all taxes or assessments which had become due as of the Closing Date, and there are no deficiency notices outstanding. No extensions of time for the assessment of deficiencies for any year is in effect. No deficiency notice is proposed or, to the knowledge of the Major BOTI Shareholders after reasonable inquiry, threatened against BOTI. The tax returns of BOTI. have never been audited.

2.13	Compliance with Laws. BOTI has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of BOTI.

2.14	No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

2.14.1	violate any provision of the Articles of Incorporation or the Bylaws of BOTI.

2.14.2	violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any contract or other agreement to which BOTI is a party or by or to which it or any of its assets or properties may be bound or subject.

2.14.3	violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, BOTI or upon the properties or business of BOTI; or

2.14.4	violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material, adverse effect on the business or operations of BOTI.

2.15	Actions and Proceedings. BOTI is not a party to any material pending litigation or, to the knowledge of the BOTI Shareholders, after reasonable inquiry, any governmental investigation or proceeding not reflected in the BOTI Financial Statements and, to their best knowledge, no material litigation, claims, assessments or non-governmental proceedings are threatened against BOTI except as set forth on Schedule 2.15 attached hereto and made a part hereof.

2.16	Agreements. Schedule 2.16 sets forth any material contract or arrangement to which BOTI is a party or by or to which it or its assets, properties or business are bound or subject, whether written or oral.

2.17	Brokers or Finders. No broker’s or finder’s fee will be payable by BOTI in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by BOTI or any of its BOTI Shareholders.

2.18	Real Estate. Except as set forth on Schedule 2.18, BOTI owns no real property nor is a party to any leasehold agreement. All uses of the real property by BOTI or its subsidiaries conform in all material respects to all applicable building and zoning ordinances, laws and regulations.

2.19	OSHA and Environmental Compliance. To the knowledge of the BOTI Shareholders, BOTI has duly complied with, and its offices, real property, business, assets, leaseholds and equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, and all other environmental laws. here have been no outstanding citations, notices or orders of non-compliance issued to BOTI or relating to its business, assets, property, leaseholders or equipment under such laws, rules or regulations.

2.19.1	BOTI has been issued all required federal, state and local licenses, certificates or permits relating to all applicable environmental laws. There are no visible signs of releases, spills, discharges, leaks or disposal (collectively, referred to as “Releases”) of hazardous substances at, upon, under or within the real property owned by BOTI. There are no underground storage tanks or polychlorinated biphenyls on the real property. To the best of the BOTI Shareholders’ knowledge, after reasonable inquiry, the real property has never been used as a treatment, storage or disposal facility of hazardous waste. To the best of the BOTI Shareholders’ knowledge, after reasonable inquiry, no hazardous substances are present on the real property or any premises leased by BOTI excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in the proper storage containers and as are necessary for the operation of the commercial business of BOTI.

2.20	Tangible Assets. To the knowledge of the Majority BOTI Shareholders, BOTI has full title and interest in all patents, machinery, equipment, furniture, leasehold improvements, fixtures, projects, owned or leased by BOTI, any related capitalized items or other tangible property material to the business of BOTI (the “Tangible Assets”). Other than as set forth in Schedule 2.20, BOTI holds all rights, title and interest in all the Tangible Assets owned by it on the Balance Sheet or acquired by it after the date on the Balance Sheet free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances. All of the Tangible Assets are in good operating condition and repair and are usable in the ordinary course of business of BOTI and conform to all applicable laws, ordinances and government orders, rules and regulations relating to their construction and operation, except as set forth on Schedule 2.20 hereto. BOTI has clear title to all of its fictional business names, trading names, registered and unregistered trademarks, service marks and applications (collectively, the “Marks”) and Marks are included as Tangible Assets.

2.21	Liabilities. BOTI did not have any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any governmental charge or lawsuit (all of the foregoing collectively defined to as “Liabilities”), which are not fully, fairly and adequately reflected on the Financial Statements (annual and interim), except for a specific Liabilities set forth on Schedule 2.21 attached hereto and made a part hereof. As of the date of Closing, BOTI will not have any Liabilities, other than Liabilities fully and adequately reflected on the Financial Statements except for Liabilities incurred in the ordinary course of business and as set forth in Schedule 2.21 and will not exceed $250,000 and will be paid on the date of Closing. To the best knowledge of the BOTI Shareholders, there is no circumstance, condition, event or arrangement which may hereafter give rise to any Liabilities not in the ordinary course of business.

2.22	Access to Records. The corporate financial records, minute books and other documents and records of BOTI have been made available to BQST prior to the Closing hereof.

2.23	Operations of BOTI. From the date of the Financial Statements through the date of Closing, BOTI has not and will not, outside of the ordinary course of business, have:

2.23.1	incurred any indebtedness or borrowed money;

2.23.2	declared or paid any dividend or declared or made any distribution of any kind to any BOTI Shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any interests in its capital structure;

2.23.3	made any loan or advance to any BOTI Shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance;

2.23.4	disposed of any assets of BOTI.;

2.23.5	materially increased the annual level of compensation of any executive employee of BOTI;

2.23.6	increased, terminated, amended or otherwise modified any plan for the benefit of employees of BOTI;

2.23.7	issued any equity securities or rights to acquire such equity securities; or

2.23.8	entered into or modified any contract, agreement or transaction.

2.24	Capitalization. The authorized capital of BOTI consists of 1,000,000 shares of common stock authorized and 0 shares of preferred stock authorized, each having a par value of $0.0001, of which 1,000 shares of common stock, and 0 shares of preferred, are issued and outstanding. Other than the aforementioned BOTI has not granted, issued or agreed to grant, issue or make any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock of BOTI except as set forth on Schedule 2.24 attached hereto and made a part hereof. BOTI has no subsidiaries.

2.25	Full Disclosure. No representation or warranty by BOTI or the BOTI Shareholders in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by BOTI pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of BOTI, and/or the status of the BOTI Shares.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF BQST

BQST hereby represents and warrants as follows:

3.1	Organization and Good Standing. BQST is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. It has the corporate power to own its own property and to continue its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse effect on its business.

3.2	Corporate Authority. BQST has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been, or will be prior to the Closing Date, duly authorized by the Board of Directors of BQST and a majority of the BQST Shareholders as required by law. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which BQST is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to BQST or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the Articles of Incorporation or by-laws of BQST.

3.3	The BQST Shares. At the Closing, the BQST Shares to be issued and delivered to the BOTI Shareholders hereunder will when so issued and delivered, constitute valid and legally issued shares of BQST restricted Common Stock, fully paid and nonassessable.

3.4	Financial Statement: Books and Records. As filed with on the SEC website are the audited financial statements (balance sheet, income statement and Notes) of BQST for the fiscal year ended April 30, 2022 and 2021 U.S. Securities and Exchange Commission’s EDGAR system, and unaudited financial statements for the year ended April 30, 2023 and 2024 April 30, as filed with OTC Markets (“Financial Statements”) The Financial Statements fairly represent the financial position of BQST as at such date and the results of their operations for the periods then ended. The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods except as otherwise stated therein. The books of account and other financial records of BQST are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

3.5	No Material Adverse Changes.

Except as described on Schedule 3.5, since April 30, 2024, there has not been:

3.5.1	any material adverse changes in the financial position of BQST except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of BQST.

3.5.2	any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of BQST whether or not covered by insurance;

3.5.3	any declaration setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of BQST capital stock, other than as agreed upon among the parties;

3.5.4	any sale of an asset (other than as described in (iii) above, or in the ordinary course of business) or any mortgage pledge by BQST of any properties or assets; or

3.5.5	adoption or modification of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

3.5.6	except in the ordinary course of business, incurred or assumed any indebtedness or liability, whether or not currently due and payable;

3.5.7	any loan or advance to any Shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

3.5.8	any material increase in the annual level of compensation of any executive employee of BQST;

3.5.9	except in the ordinary course of business, entered into or modified any contract, agreement or transaction;

3.5.10	issued any equity securities or rights to acquire equity securities, other than as set forth in Schedule 3.5, such that total issued and outstanding shares of the company will not exceed 12,000,000 shares as of the date of the exchange with BOTI.

3.6	Taxes. BQST, formed on May 17, 2011 as Renaissance Films Inc., has filed all tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed as of April 30, 2021. BQST’s accountants are in the process of filing BQST’s tax returns for the year ended April 30, 2022 and 2023. Any liabilities for taxes, in the aggregate, will not exceed $5,000.

3.7	Compliance with Laws. Except as described on Schedule 3.6, BQST has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of BQST.

3.8	Actions and Proceedings. BQST is not a party to any material pending litigation or, to its knowledge, any governmental proceedings are threatened against BQST.

3.9	Periodic Reports. BQST is not a Section 12(g) reporting company and has filed all reports, schedules, forms, statements and other documents required to be filed by the BQST under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date of filings its Form 15-12G Termination of Registration under Section 12g (or such shorter period as the BQST was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. The Company is current in its OTC Markets reporting requirements as of January 31, 2024. The SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The OTC Markets Reports are current as of the date of execution of this Agreement.

3.10	Capitalization. As of the Closing Date, there are approximately 240 BQST Shareholders of record that are the owners of 11,685,230 shares of BQST Common Stock, none of which owns in excess of 5% of the issued and outstanding shares, except as may be set forth on Schedule 3.10 attached, a shareholder list. BQST has par value $0.001 per share authorized, of which 11,685,230 are issued, Ihe Company will issue a Series A Preferred Stock, par value $0.001 per share authorized, none of which have been issued or will be issued prior to Closing. here are no outstanding warrants, stock options, stock rights or other commitments of any character relating to the issued or unissued shares of Common Stock of BQST.

3.11	Access to Records. The corporate financial records, minute books, and other documents and records of BQST have been made available to BOTI prior to the Closing hereof.

3.12	No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

3.12.1	violate any provision of the Articles of Incorporation or By-Laws of BQST;

3.12.2	violate, conflict with or result in the breach of any of the material terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which BQST is a party or by or to which it or any of its assets or properties may be bound or subject;

3.12.3	violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, BQST or upon the securities, properties or business to BQST; or

3.12.4	violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein, which violation could have a material adverse effect on the business or operations of BQST.

3.13	Brokers or Finders. No broker’s or finder’s fee will be payable by BQST in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of BQST.

3.14	Corporate Authority. BQST has the corporate power to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the Board of Directors and a majority of the BOTI Shareholders of BQST. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which BQST is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to BQST or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the Certificate of Incorporation or by-laws of BQST.

3.15	Full Disclosure. No representation or warranty by BQST in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by BQST pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of BQST.

3.16	No Claims Outstanding. BQST represents that it is not subject to any claims, litigation, or other charges against its assets, has no real estate or real estate holdings, has no employees, three officers and four directors, serving without pay, and therefore there can be no OSHA or other personnel claims outstanding or potentially assertable against the company. Furthermore, there have been no material changes in the company’s position.

3.17	Securities Issuances. BQST represents that all of the existing and outstanding shares were lawfully issued and are dutifully accounted for in the financial statements and with the company’s transfer agent.

SECTION 4. CONDITIONS PRECEDENT

4.1	Conditions Precedent to the Obligation of BOTI Shareholders. All obligations of the BOTI Shareholders under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions:

4.1.1	The representations and warranties by or on behalf of BQST contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

4.1.2	BQST shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth herein, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

4.1.3	On or before the Closing, the Board of Directors and a majority of the BQST Shareholders of BQST shall have approved, in accordance with state corporate laws, the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated herein and authorized all of the necessary and proper action to enable BQST to comply with the terms of the Agreement.

4.1.4	BQST shall have sufficient shares of BQST Common Stock authorized but unissued to complete the Exchange.

4.1.5	All instruments and documents delivered to BOTI and the BOTI Shareholders pursuant to provisions hereof shall be reasonably satisfactory to legal counsel for BOTI.

4.2	Conditions Precedent to the Obligations of BQST and BQST Shareholders. All obligations of BQST under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions:

4.2.1	The representations and warranties by BOTI through its BOTI Shareholders, contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time;

4.2.2	BOTI and its BOTI Shareholders shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing;

SECTION 5. COVENANTS

5.1	Corporate Examinations and Investigations. Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require. No investigations by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

5.2	Further Assurances. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

5.3	Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, BQST, BOTI and the BOTI Shareholders agree to keep confidential any information disclosed to each other in connection therewith for a period of one (1) year from the date hereof; provided, however, such obligation shall not apply to information which:

5.3.1	at the time of the disclosure was public knowledge;

5.3.2	after the time of disclosure becomes public knowledge (except due to the action of the receiving party); or
5.3.3	the receiving party had within its possession at the time of disclosure; or
5.3.4	is ordered disclosed by a Court of proper jurisdiction.

SECTION 6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Notwithstanding any right of either party to investigate the affairs of the other party and its BOTI Shareholders, each party has the right to rely fully upon representations, warranties, covenants and agreements of the other party and its BOTI Shareholders contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the closing hereunder for one (1) year following the Closing.

SECTION 7. INDEMNIFICATION

For a period of one (1) year from the Closing, the BOTI Shareholders of BOTI. agree to indemnify and hold harmless BQST, its officers, directors and principal BOTI Shareholders, and BQST agrees to indemnify and hold harmless the BOTI Shareholders, at all times up to one (1) year after the date of this Agreement against and in respect of any liability, damage, or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys’ fees, incident to any of the foregoing, resulting from any material misrepresentation made by any indemnifying party to an indemnified party, an indemnifying party’s breach of a covenant or warranty or an indemnifying party’s nonfulfillment of any agreement hereunder, or from any material misrepresentation or omission from any certificate, financial statement or tax return furnished or to be furnished hereunder for any period up to and including 120 days after execution of this Agreement. This provision shall not be construed to be a waiver of any lawful indemnification provision contained in the charter or By-Laws, as permitted by Federal or State law.

If the indemnified party receives written notice of the commencement of any legal action, suit or proceeding with respect to which the indemnifying party is or may be obligated to provide indemnification pursuant to this Section, the indemnified party shall, within 30 days of the receipt of such written notice, give the indemnifying party written notice thereof (a “Claim Notice”). Failure to give such Claim Notice within such 30 day period shall not constitute a waiver by the indemnified party or its rights to indemnity hereunder with respect to such action, suit or proceeding unless the defense thereof is prejudiced thereby. Upon receipt by the indemnifying party of a Claim Notice from the indemnified party with respect to any claim for indemnification which is based upon a claim made by a third party (“Third Party Claim”), the indemnifying party may assume the defense of the Third-Party Claim with counsel of its own choosing, as described below. The indemnified party shall cooperate in the defense of the Third-Party Claim and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably required in connection therewith. he indemnified party shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless the indemnifying party shall not have with reasonable promptness employed counsel to assume the defense of the Third-Party Claim, in which event such fees and expenses shall be borne solely by the indemnifying party. The indemnifying party shall not satisfy or settle any Third-Party Claim for which indemnification has been sought and is available hereunder, without the prior written consent of the indemnified party, which consent shall not be delayed, or which shall not be required if the indemnified party is granted a release in connection therewith. If the indemnifying party shall fail with reasonable promptness to defend such Third-Party Claim, the indemnified party may defend, satisfy or settle the Third-Party Claim at the expense of the indemnifying party and the indemnifying party shall pay to the indemnified party the amount of such Loss within ten days after written demand thereof. The indemnification provisions hereof shall survive the termination of this Agreement.

SECTION 8. DOCUMENTS AT CLOSING AND THE CLOSING

8.1	Documents at Closing. At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

8.1.1	BOTI will deliver, or will cause to be delivered, to BQST the following:

8.1.1.1	a certificate executed by the President and Secretary of BOTI to the effect that all representations and warranties made by BOTI under this Agreement are true and correct as of the Closing, the same as though originally given to BQST on said date;

8.1.2	a certificate from the State of Texas dated at or about the Closing to the effect that BOTI is in good standing under the laws of said State;

8.1.3	BOTI shall deliver an opinion of its legal counsel, limited as to any portion of the opinion as to an aspect of the agreement governed by the application of Texas law, to BQST to the effect that:

8.1.3.1	BOTI is a corporation validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse impact on the company.

8.1.3.2	BOTI has the corporate power to carry on its business as now being conducted; and

8.1.3.3	This Agreement has been duly authorized, executed and delivered by the BOTI Shareholders.

8.1.4	Certificates representing those shares of BOTI to be exchanged for BQST Shares will be delivered, along with duly executed powers transferring such certificates to BQST.

8.1.5	all other items, the delivery of which is a condition precedent to the obligations of BQST, as set forth in Section 4.

8.1.6	BQST will deliver or cause to be delivered to BOTI and the BOTI Shareholders:

8.1.7	a certificate from BQST executed by the President or Secretary of BQST, to the effect that all representations and warranties of BQST made under this Agreement are true and correct as of the Closing, the same as though originally given to BOTI. on said date;

8.1.8	certified copies of resolutions by BQST Board of Directors authorizing this transaction; and an opinion of BQST counsel as described in Section 4 above;

8.1.9	certificates from the Nevada Secretary of State dated at or about the Closing Date that BQST is in good standing under the laws of said State;

8.1.10	an opinion of counsel, limited as to any portion of the opinion that applies to an aspect governed by the application of Nevada law, dated as of the Closing to the effect that:

8.1.10.1	BQST is a corporation validly existing and in good standing under the laws of the State of Nevada;

8.1.10.2	This Agreement has been duly authorized executed and delivered by BQST and is a valid and binding obligation of BQST enforceable in accordance with its terms;

8.1.10.3	BQST, through its Board of Directors and its shareholders, has taken all corporate action necessary for performance under this Agreement;

8.1.10.4	The documents executed and delivered to BOTI and the BOTI Shareholders hereunder are valid and binding in accordance with their terms;

8.1.10.5	The shares of BQST Shares to be issued pursuant to Section 1.1 hereof, when issued, will be duly and validly issued, fully paid and non-assessable; and

8.1.10.6	BQST has the corporate power to execute the Agreement, deliver the Shares and perform under this Agreement.

8.1.10.7	All other items, the delivery of which is a condition precedent to the obligations of BOTI, as set forth in Section 4 hereof.

8.2	The Closing. The Closing shall take place at the time or place as may be agreed upon by the parties hereto. At the Closing, the parties shall provide each other with such documents as may be necessary.

SECTION 9. MISCELLANEOUS

9.1	Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

9.2	Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

9.3	Assignment. This Agreement is not assignable except by operation of law.

9.4	Notice. Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this Agreement shall be as follows:

To: BQST:

BioQuest Corp.

C/O Thomas Hemingway

124 Mission View Drive

Lakeside, MT 59922

714.797.3110

tomh@redwoodfin.com

with copy to:

Michael Krall

2925 Camino De Las Piedras

El Cajon, CA 92019

619.851.1570

mkrall1570@gmail.com

To: BOTI:

Trent Daniels

BotMakers , Inc.

6725 South Fry

Katy, Texas 77494

tdaniel@bundlefly.com

with copy to:

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

9.5	Governing Law. This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Nevada, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

9.6	Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

9.7	Entire Agreement. This Agreement (including the Exhibits and Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the exchange and issuance of the Shares and the BQST Shares and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

9.8	Further Assurances. Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

9.9	Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.10	Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

9.11	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

9.12	Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

9.13	Tax Treatment. BQST, BOTI and the BOTI Shareholders acknowledge that they each have been represented by their own tax advisors in connection with this transaction; that none of them has made a representation or warranty to any of the other parties with respect to the tax treatment accorded this transaction, or the effect individually or corporately on any party under the applicable tax laws, regulations, or interpretations; and that no opinion of counsel or private revenue ruling has been obtained with respect to the effects of this transaction under the Code.

9.14	Press Releases. The parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through Closing.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

BioQuest Corp
a Nevada corporation

By:	/s/ Thomas Hemingway
Thomas Hemingway Chairperson/CEO

BotMakers, Inc.		BotMakers, Inc.
a Texas corporation		Shareholder

By:	/s/ Sella Hall	By:	/s/ Sella Hall
	Sella Hall		Sella Hall (100% Shareholder)

EXHIBIT “A”

LIST OF BQST SHAREHOLDERS

Name of Shareholder of BQST.	Approximate Percentage of Holding	Number of Shares of BQST. Held
See Shareholder List from Pacific Stock Transfer.

Thomas Hemingway	31.7%	3,639,981

Michael Krall	28.1%	3,231,867

David Noyes	10.5%	1,201,233

Jeffrey Donnell	10%	1,151,333

Bobby Orbach	4.7%	539,960

Richard Pisano	2%	233,300

All BQST Shareholders	87%	9,997,674

EXHIBIT “B”

Name of Shareholder of BOTI and Assigns.	Approximate Percentage of Holding	Number of Shares of BOTI. Held	Number of Shares of BQST Common Stock to be Issued	Number of Shares of BQST Series A Preferred Stock to be Issued
Sella Hall	100%	1,000	-0-	-0-

Corinda Melton	0%	0	18,000,000	-0-

Trent Daniel	0%	0	1,000,000	42,650

Wayne Colson	0%	0	1,000,000	15,250

John Weldon Chitwood	0%	0	-0-	500

Charles Potter	0%	0	-0-	26,600

All BOTI Shareholders	100		20,000,000	85,000

EXHIBITS

A.	List of BOTI. BOTI Shareholders (See table above)

SCHEDULES

BOTI. Schedules

2.3	Exceptions to free and clear ownership of Shares: NONE

2.9	BOTI. Consents.

2.10	BOTI. Financial Statements Unaudited: Years ended December 31, 2023 and Three months ended April 30, 2024.

2.15	Claims, Litigation, Government actions pending: See List attached: NONE

2.16	BOTI. Significant contracts: (Material Contracts)

2.18	BOTI. List of Real Estate Owned (NONE) and List of Leases

2.20	BOTI. List of exceptions to the Tangible Assets on balance sheets:

2.22	BOTI. List of undisclosed Liabilities: NONE

2.24	BOTI. Warrants, Options and preferred interests currently in existence: NONE

BQST Schedules

3.4	BQST Financial Statements

3.5	List of material adverse changes

3.10	List of BOTI Shareholders from Transfer Agent See Below

3.16	Activities of BQST in previous 2 years

DOCUMENTS/ETC TO BE PRODUCED AS YET: (August 20, 2024)

BOTI.:

○	Resolution to enter into merger
○	Financial Statements Audit from inception April 18, 2024 through April 30, 2024.

BQST:

○	Shareholder’s list
○	Certificate of Good Standing
○	Accountants update through Closing, Audit for year April 30, 2023 and 2024 will be post-closing.
○	Minutes/Resolutions for merger

BQST Stock Issued and Outstanding as of April 30, 2024:	11,485,230
Stock Payable Issued August 20, 2024: 200,000 shares	200,000
Issued and Outstanding August 20, 2024:	11,685,230